EXHIBIT 23


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Allou Health & Beauty Care, Inc.:

We consent to the incorporation by reference in the registration statement Nos. 333-36702, 333-36624, 333-67562 and 333-76908 on Form S-3 of Allou Health and
Beauty Care, Inc. of our report dated July 3, 2002, with respect to the consolidated balance sheet of Allou Health & Beauty Care, Inc. as of March 31, 2002, and the related consolidated statements of income, stockholders' equity, and cash flows for the year ended March 31, 2002, and the related financial statement schedule, which report appears in the March 31, 2002, Annual Report on Form 10-K of Allou Health & Beauty Care, Inc.


                                        /s/ KPMG LLP


Melville, New York
July 3, 2002